EXHIBIT 3.3

PURCHASE AND ASSIGNMENT OF MEMBERSHIP INTERESTS, ASSUMPTION OF OBLIGATIONS, AGREEMENT TO BE BOUND BY LIMITED LIABILITY COMPANY AGREEMENT AND ADMISSION OF SUBSTITUTED MEMBER

THIS PURCHASE AND ASSIGNMENT OF MEMBERSHIP INTERESTS, ASSUMPTION OF OBLIGATIONS, AGREEMENT TO BE BOUND BY LIMITED LIABILITY COMPANY OPERATING AGREEMENT AND ADMISSION OF SUBSTITUTED MEMBER (the “Agreement”) is made and entered into as of January 28, 2010, by and among Yellowjacket LP, a Nevada limited partnership (“Yellowjacket”), Triangle T Partners, LLC, a California limited liability company (“Triangle T”) and Donald W. McCollister (“McCollister”, collectively, the “Assignors”), S&W Seed Company, a Delaware Corporation (the “Assignee”), and Mark S. Grewal, (the “Manager”).

RECITALS

A.                                   The Assignors are the owners of membership interests (the “Membership Interests”) in Seed Holding, LLC, a Nevada limited liability company (the “Company”), formed pursuant to the terms of that certain Limited Liability Company Operating Agreement of Seed Holding, LLC, dated as of June 27, 2008, as amended on December 18, 2008, as further amended on June 30, 2009 (the “Operating Agreement”).

B.                                     The Manager is a non-member manager of the Company.

C.                                     Pursuant to the terms of Section E.2 of the Operating Agreement, each Assignor has agreed to convey his or her Membership Interests to the Assignee, including, without limitation, all of such Assignor’s rights to receive distributions from the Company, all as more specifically set forth below and in the Operating Agreement.

D.                                    The parties hereto desire to enter into this Agreement pursuant to which the Assignors will sell, assign and convey their Membership Interests in the Company to the Assignee, and the Assignee will be admitted as a substituted member in the Company.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Assignment of Membership Interests.  The Assignors hereby sell, assign, transfer and convey to the Assignee all right, title and interest in and to the Membership Interests, including, without limitation, all of the Assignors’ rights and obligations as Members of the Company.

2.                                       Assumption of Obligations.  The Assignee hereby accepts the assignment of the rights and interests described herein and hereby expressly assumes all liabilities and obligations pertaining to the Membership Interests.

3.                                       Agreement to be Bound by the Operating Agreement.  The Assignee agrees to be bound by the terms of the Operating Agreement (as the same may be amended from time to time), and the Assignee hereby assumes all of the liabilities and obligations of the Assignors under the terms of the Operating Agreement.

4.                                       Payment by Assignee.  In consideration of the assignment of the Membership Interests by the Assignors to the Assignee, the Assignee is hereby exchanging 3,000,000 of its authorized and unissued shares of common stock, $0.001 par value (“Shares”) with Assignors for all of their Membership Interests as follows:  (a) Yellowjacket exchanges its 89.7% Membership Interest (22,256 units) in the Company for 2,691,000 Shares in the Assignee; (b) Triangle T Partners, LLC exchanges its 8% Membership Interest (1,984 units) for 240,000 Shares in the Assignee; and (c) McCollister exchanges his 2.3% Membership Interest (560 units) in the Company for 69,000 Shares in the Assignee.

5.                                       Admission of Assignee as Substituted Member.  The Assignee is hereby admitted as a substituted member of the Company and is the owner of 24,800 units of Membership Interests.

6.                                       Consent of Manager.  The Manager hereby consents to the assignment of the Membership Interests by the Assignors to the Assignee as provided here.  The Manager further consents to the admission of the Assignee as a substituted member of the Company as provided herein.

7.                                       Representations and Warranties of the Assignors.  Yellowjacket, Triangle T and McCollister hereby represent and warrant to the Assignee as follows:

a.                                       Each of Yellowjacket and Triangle T has been duly formed, is validly existing and is in good standing under the laws of the state of its organization, and has the full power and authority to enter into this Agreement.  McCollister has the full power and authority to enter into this Agreement.

b.                                      Each of Yellowjacket and Triangle T has taken all action and obtained all consents required to enter into this Agreement and to authorize the person executing this Agreement on its behalf to do so.

c.                                       The Assignors are the sole and lawful owners of their respective Membership Interests and have not pledged, assigned or otherwise granted any interest in their Membership Interests to any other party.

8.                                       Execution of Additional Documents.  The parties hereto hereby agree to execute and deliver or cause to be executed and delivered such other documents and instruments as the Manager may request to effect the purpose and intent of the transactions contemplated by this Agreement.

9.                                       Execution in Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one instrument.

10.                                 Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Assignors, the Assignee and the Manager have caused this Agreement to be executed and delivered as of the date first above written.

THE ASSIGNORS:	YELLOWJACKET, LP

	By:	/s/ Robert W. Lishman, Jr.
Robert W. Lishman, Jr.
President of Glenbrook Capital Management, General Partner

TRIANGLE T PARTNERS, LLC

	By:	/s/ Mark M. McCormick
Mark M. McCormick
Vice President of Finance and
Chief Financial Officer

/s/ Donald W. McCollister
Donald W. McCollister

THE ASSIGNEE:	S&W SEED COMPANY

	By:	/s/ Mark S. Grewal
Mark S. Grewal
President and Chief Executive Officer

THE MANAGER:		/s/ Mark S. Grewal
Mark S. Grewal